Exhibit 4.1

Execution Version

FIRST AMENDMENT TO SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO SIXTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of July 8, 2024, by and among Regency Centers, l.p., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), REGENCY CENTERS CORPORATION, a corporation formed under the laws of the State of Florida (the “Parent”), and Wells Fargo Bank, National Association, as Administrative Agent (together with its successors and assigns, the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Issuing Banks, the Administrative Agent and certain other parties have entered into that certain Sixth Amended and Restated Credit Agreement dated as of January 18, 2024 (as amended and as in effect immediately prior to the effectiveness of this Amendment, the “Existing Credit Agreement”); and

WHEREAS, the Borrower has requested that the Administrative Agent (acting pursuant to Section 12.7(e) of the Existing Credit Agreement) agree to a Sustainability Amendment pursuant to Section 12.7(e) of the Existing Credit Agreement on the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Specific Amendments to Credit Agreement. Upon the satisfaction of each of the conditions set forth in Section 2 of this Amendment, the parties hereto agree that the Existing Credit Agreement is amended by replacing Schedule 2.19 thereto with Schedule 2.19 attached hereto.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(a) a counterpart of this Amendment duly executed by the Borrower, the Parent and the Administrative Agent; and

(b) ten (10) Business Days shall have elapsed since the date the Lenders have received written notice of this Amendment from the Administrative Agent without any Lender having objected in writing to the Administrative Agent to the amendments to the Existing Credit Agreement set forth herein.

Section 3. Representations. Each of the Parent and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a) Authorization. Each of the Parent and Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Existing Credit Agreement, as amended by this Amendment (the “Amended Credit Agreement”) in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of each of the Parent and the Borrower and each of this Amendment and the Amended Credit Agreement is a legal, valid and binding obligation of the Parent and the Borrower enforceable against the Parent and the Borrower in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(b) Compliance with Laws, etc. The execution and delivery by each of the Parent and the Borrower of this Amendment and the performance by the Parent and the Borrower of this Amendment and the Amended Credit Agreement in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Governmental Approval or violate any Applicable Law (including Environmental Laws) relating to the Parent, the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (1) the organizational documents of the Parent, the Borrower or any other Loan Party, or (2) any indenture, agreement or other instrument to which the Parent, the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, the violation of which indenture, agreement or other instrument could reasonably be expected to have a Material Adverse Effect; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Parent, the Borrower or any other Loan Party, other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders.

(c) No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.

Section 4. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Amended Credit Agreement. This Amendment shall constitute a Loan Document.

Section 5. Expenses. The Borrower shall reimburse the Administrative Agent upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 6. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 8. Effect. Except as expressly herein amended, the terms and conditions of the Existing Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only from the date as of which this Amendment is dated, unless otherwise specifically stated herein.

Section 9. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 10. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Existing Credit Agreement.

Section 11. Reaffirmation of Guaranty. The Parent hereby reaffirms its continuing obligations to the Administrative Agent and the Lenders under that certain Guaranty dated as of January 18, 2024 (the “Guaranty”) to which the Parent is a party, and agrees that the transactions contemplated by the Amendment shall not in any way affect the validity and enforceability of the Guaranty, or reduce, impair or discharge the obligations of the Parent thereunder.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Sixth Amended and Restated Credit Agreement to be executed as of the date first above written.

BORROWER:

REGENCY CENTERS, L.P., a Delaware limited partnership

By:	REGENCY CENTERS CORPORATION, a Florida corporation, its general partner

By:
Name: Its:

PARENT:

REGENCY CENTERS CORPORATION, a Florida corporation

By:
Name: Its:

[Signatures Continued on Next Page]

[Signature Page to First Amendment to Sixth Amended and Restated Credit Agreement for Regency Centers, L.P.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:

Title:

SCHEDULE 2.19

Sustainability Table

Metric	2019 Baseline	Annual Sustainability Targets and Thresholds
		CY2024	CY2025	CY2026	CY2027	CY2028	CY2029
KPI	29,098 MtCO2e (0%)	>15.0%	>17.5%	>20.0%	>22.5%	>24.5%	>26.5%	KPI Target A
		>14.5%	>17.0%	>19.5%	>22.0%	>24.0%	>26.0%	KPI Target B

		<14.0%	<16.5%	<19.0%	<21.5%	<23.5%	<25.5%	KPI Threshold B
		<13.5%	<16.0%	<18.5%	<21.0%	<23.0%	<25.0%	KPI Threshold A